Exhibit 99.1
News Release

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	teri.llach@bhnetwork.com

Blackhawk Announces Fourth Quarter and Full Year 2014 Financial Results
Full Year Adjusted Operating Revenues Rise 31%; Full Year Adjusted Net Income Increases 20% excluding, or 63% including, a $27 million reduction in cash taxes payable

Pleasanton, California, February 26, 2015— Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB) today announced financial results for the fourth quarter and full year ended January 3, 2015.
"Our existing businesses performed very well in 2014", commented CEO Bill Tauscher. "Excluding acquisitions, transaction dollar volume growth was 25% in the fourth quarter and 26% for full year 2014, a strong acceleration from 2013 where transaction dollar volume growth excluding acquisitions was 13% in the fourth quarter and 15% for the full year. This was driven by strong sales of open loop gift cards in the U.S. and international sales of digital media products. International accounted for 20% of total transaction dollar volume during the fourth quarter and 21% of total transaction dollar volume for fiscal 2014. Our full year adjusted operating revenue growth of 31% was bolstered by the InteliSpend and Retailo acquisitions which added a combined $61 million of adjusted operating revenues in fiscal 2014. GAAP operating revenues for fiscal 2014 totaled $1.44 billion, a 27% increase over 2013."
CFO Jerry Ulrich added, "Our bottom line results for the year slightly exceeded our expectations. Excluding the $27 million reduction in cash taxes payable, full year 2014 adjusted net income was $69.2 million, up 20% from 2013, and full year 2014 adjusted diluted EPS was $1.27, up 17% from 2013. We had originally projected that our late 2014 acquisition of Parago would contribute an additional $0.02 of adjusted diluted EPS in the fourth quarter, however, actual Parago results were virtually earnings neutral, net of final acquisition costs and interest expense. Including the $27 million reduction in cash taxes payable, full year 2014 Adjusted Net Income totaled $96.5 million, or $1.77 per diluted share, an increase of 63% compared to 2013. GAAP net income was $45.5 million for the year, a 16% decline from 2013 due mainly to various acquisition-related, non-cash items."
Pro forma free cash flow which excludes certain tax deposits made by Blackhawk and reimbursable by Safeway totaled $49 million in 2014. A reconciliation table of GAAP cash flow to pro forma free cash flow is provided in Table 3 of this press release.
The fourth quarter and full year 2014 include an additional fiscal week compared to the fourth quarter and full year 2013. This additional fiscal week had an immaterial impact to the Company's financial results.
The Company will provide additional details on its 2014 financial results during a conference call scheduled for 8a.m. Eastern Time on February 26, 2015. The Company will provide a 2015 financial outlook during its investor conference webcast that follows the earnings call. Details on the times and methods to participate in these events are provided near the end of this release.

GAAP financial results for the fourth quarter of 2014 compared to the fourth quarter of 2013

•
Operating revenues totaled $658.9 million, an increase of 26% from $521.2 million for the quarter ended December 28, 2013. This increase was due to a 20% increase in commissions and fees driven primarily by higher closed loop gift card sales, a 59% increase in program, interchange, marketing and other fees due to strong open loop gift card sales in the U.S. and the acquisition of InteliSpend in October 2013, and a 44% increase in product sales primarily due to growth at Cardpool.

•
Net income totaled $42.7 million compared to net income of $49.3 million for the quarter ended December 28, 2013. The decline was driven primarily by Cardpool's non-cash contingent consideration credit from Q4 2013 that did not repeat in Q4 2014, amortization of intangibles and interest expense related to the late 2013 acquisitions of InteliSpend and Retailo and the acquisition of Parago in October 2014.

•	Earnings per diluted share was $0.77 compared to earnings per diluted share of $0.92 for the quarter ended December 28, 2013. Diluted shares outstanding increased 3% to 55.0 million.

Non-GAAP financial results for the fourth quarter of 2014 compared to the fourth quarter of 2013 (see Table 2 for Reconciliation of Non-GAAP Measures)

•	Adjusted operating revenues totaled $311.9 million, an increase of 32% from $237.2 million for the quarter ended December 28, 2013.

•	Adjusted EBITDA totaled $96.4 million, an increase of 26% from $76.8 million for the quarter ended December 28, 2013.

•
Adjusted net income totaled $64.1 million, an increase of 44% from $44.4 million for the quarter ended December 28, 2013. Excluding the impact of the reduction in cash taxes payable, adjusted net income was $51.5 million, an increase over 2013 of 20%, which was less than the Adjusted EBITDA growth rate primarily due to higher depreciation from Parago and interest expense related to debt incurred for all acquisitions.

•
Adjusted diluted EPS was $1.16, an increase of 40% from $0.83 for the quarter ended December 28, 2013. Excluding the impact of the reduction in cash taxes payable, adjusted diluted EPS increased 15% to $0.93.

GAAP financial results for the full year 2014 compared to the full year 2013

•
Operating revenues totaled $1,445.0 million, an increase of 27% from $1,138.1 million for the year ended December 28, 2013. This increase was due to a 22% increase in commissions and fees driven primarily by higher closed loop gift card sales, a 55% increase in program, interchange, marketing and other fees due to strong open loop gift card sales in the U.S., issuing bank contract amendments and the acquisition of InteliSpend, and a 28% increase in product sales primarily due to growth at Cardpool.

•
Net income totaled $45.5 million compared to net income of $54.1 million for the year ended December 28, 2013. The decline was driven primarily by Cardpool's non-cash contingent consideration credit from Q4 2013 that did not repeat in Q4 2014, amortization of intangibles and interest expense related to the late 2013 acquisitions of InteliSpend and Retailo and the acquisition of Parago in October 2014.

•	Earnings per diluted share was $0.83 compared to earnings per diluted share of $1.02 for the year ended December 28, 2013. Diluted shares outstanding increased 4% to 54.3 million.

Non-GAAP financial results for the full year 2014 compared to the full year 2013 (see Table 2 for Reconciliation of Non-GAAP Measures)

•	Adjusted operating revenues totaled $682.7 million, an increase of 31% from $519.6 million for the year ended December 28, 2013.

•	Adjusted EBITDA totaled $144.6 million, an increase of 27% from $114.2 million for the year ended December 28, 2013.

•
Adjusted net income totaled $96.5 million, an increase of 63% from $59.1 million for the year ended December 28, 2013. Excluding the impact of the reduction in cash taxes payable, adjusted net income increased over 2013 by 20% to $69.2 million.

•
Adjusted diluted EPS was $1.77, an increase of 60% from $1.11 for the year ended December 28, 2013. Excluding the impact of the reduction in cash taxes payable, adjusted diluted EPS increased 17% to $1.27.

Reduction in Cash Taxes Payable

The completion of the Albertsons and Safeway merger transaction on January 30, 2015, together with the tax election made under the tax-sharing agreement between Safeway and Blackhawk, will result in a stepped up tax basis to $1.3 billion for Blackhawk related to Safeway’s previous spin-off of Blackhawk. The tax-effected amount of the step-up of $429 million will be amortized as an offset to Blackhawk’s taxes otherwise payable in the U.S. and certain states over a 15-year period beginning April 14, 2014, the effective date of Safeway’s spin-off of Blackhawk.

The reduction in cash taxes payable will be reflected in the Company’s Adjusted Net Income and Adjusted Diluted Earnings per Share in each reporting period. For 2014, the reduction in cash taxes payable pro-rated from the spin-off date is expected to be approximately $23 million. For 2015 and future years through the amortization period, the annual reduction in cash taxes payable is estimated at approximately $28 million depending on statutory tax rates in effect during the reporting period. Future revaluations of the deferred tax asset resulting from any such rate changes will be a non-cash tax expense or benefit during the reporting period for GAAP purposes and reflected in Net Income, but will be excluded from Adjusted Net Income.

In addition, the Company acquired net operating losses (NOLs) in connection with certain acquisitions completed in each of 2013 and 2014. Blackhawk expects to realize a cash tax benefit when these NOLs are utilized to offset taxable income in certain jurisdictions. The Company also expects to realize a reduction in cash taxes payable from the amortization of intangible assets recorded in connection with certain acquisitions. The combined reduction in cash taxes payable from these items is estimated to be approximately $5 million in 2014 and is expected to be $12 million in each of 2015 and 2016, $5 million in 2017 and $2 million in 2018.

The estimated cash tax benefits described above assume, among other things, no change in applicable law and that the Company will generate sufficient taxable income to absorb these tax benefits fully in the years they become available.

By end-of-day February 26 the Company will post to its investor relations website restated Adjusted Net Income and Adjusted Diluted EPS by quarter reflecting the reduction in cash taxes payable.

Change in Key Metrics
Following the acquisition of Parago the Company has decided to redefine several key metrics that better reflect changes to its evolving business model, including the acquisition of Parago. The revised metric descriptions and definitions are provided below.

•
The metric “load value” has changed to “transaction dollar volume.”  Transaction dollar volume represents the total dollar amount of value loaded onto prepaid products as well as the dollar value of incentives and rewards processed during a period, but not fulfilled with a Blackhawk prepaid product.  For example, some rebates are fulfilled by paper checks, merchandise or by a third party provider, but Blackhawk still earns fees for processing the original rebate transaction.

•
The metric “commissions and fees as a percentage of load value” has changed to “prepaid and processing revenues as a percentage of transaction dollar volume.”  Prepaid and processing revenues represents the sum of the first two revenue lines of the Company's income statement excluding marketing revenues.  The Company believes prepaid and processing revenues as a percentage of transaction dollar volume is a better representation of the Company’s overall revenue yield driven due to the increasing proportion of open loop products versus closed loop products in its retail network and the growth of its incentives and rewards business.  Marketing revenues are excluded from this metric as marketing revenue is generally a pass through with dollar for dollar offset in sales and marketing expense related to promotions the Company coordinates through its distribution partners.

•
The metric “distribution partner commissions paid as a percentage of commissions and fees” has changed to “partner distribution expense as a percentage of prepaid and processing revenues.”  The numerator still includes commissions paid to distribution partners, but the revised metric now includes other non-commission and fee revenue sharing arrangements and equity award expense with certain partners.  The denominator has been changed to prepaid and processing revenues as described above since both of the first two revenue lines have revenue components that may be shared with distribution partners.

•
The metric “number of load transactions” has changed to “transaction count” to be consistent with the inclusion of non-prepaid incentives and rewards processing volume in our transaction dollar volume metric.

Reclassification of Certain Expenses

The Company has reclassified amounts within operating expenses to conform with its current presentation, including compensation to certain retail distribution partners from sales and marketing to partner distribution expense. The Company has revenue sharing arrangements with certain distribution partners and equity awards granted to certain distribution partners that are now categorized as partner distribution expense and not sales and marketing expense.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2014 financial results on Thursday, February 26 at 5:00 a.m. PST / 8:00 a.m. EST. Hosting the call will be Bill Tauscher, Chief Executive Officer; Talbott Roche, President; and Jerry Ulrich, Chief Financial & Administrative Officer. Participants may listen to a real time audio webcast of the call by visiting the Company’s investor relations website located at ir.blackhawknetwork.com. Following the call, an archived webcast will be available on the Company’s investor relations website, or the replay can be accessed by dialing (888) 286-8010 and entering the participant passcode 67368125. The replay will be available until Thursday, March 12, 2015.

Investor Conference

The Company also will host an investor conference on February 26, 2015 from 7:00 a.m. to 9:00 a.m. PST / 10:00 a.m. to 12:00 p.m. EST to discuss management’s strategic focus and financial outlook for 2015. A video webcast of the conference can be accessed by visiting the Company’s investor relations website located at ir.blackhawknetwork.com. A replay of the webcast will be available on the Company’s investor relations website until Thursday, March 12, 2015.

About Blackhawk Network

Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB) is a leading prepaid and payments global company that supports the program management and distribution of gift cards, prepaid telecom products and financial service products in a number of different retail, digital and incentive channels. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including retailers, financial service providers, and mobile wallets. For more information, please visit www.blackhawknetwork.com and www.giftcardmall.com.

Use of Non-GAAP Financial Measures

Blackhawk regards the non-GAAP financial measures provided in this press release as useful measures of the operational and financial performance of its business. Reconciliations of non-GAAP financial measures to Blackhawk’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. The use of non-GAAP financial measures has certain limitations as they do not reflect all items of income, expense, or cash flows that affect Blackhawk’s financial performance under GAAP. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. In addition, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Blackhawk encourages investors and others to review Blackhawk’s financial information in its entirety and not rely on any single financial measure.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as "guidance," "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: our ability to generate adequate taxable income to enable us to fully utilize the cash tax benefits referred to in this release, changes in applicable tax law that preclude us from fully utilizing the cash tax benefits referred to in this release, our ability to grow adjusted operating revenues and adjusted net income as anticipated, our ability to grow at historic rates or at all, the consequences should we lose one or more of our top distribution partners or fail to attract new distribution partners to our network or if the financial performance of our distribution partners' businesses decline, our reliance on our content providers, the demand for their products and our exclusivity arrangements with them, our reliance on relationships with card issuing banks, the consequences to our future growth if our distribution partners fail to actively and effectively promote our products and services, the requirement that we comply with applicable laws and regulations, including increasingly stringent money-laundering rules and regulations, and other risks and uncertainties described in our reports and filings with the Securities and Exchange Commission, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in our Annual Report on Form 10-K and other subsequent periodic reports we have filed with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

BLACKHAWK NETWORK HOLDINGS, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
OPERATING REVENUES:
Commissions and fees	$511,458	$425,232	$1,107,782	$904,796
Program, interchange, marketing and other fees	100,276	63,118	220,257	141,735
Product sales	47,143	32,830	116,924	91,557
Total operating revenues	658,877	521,180	1,444,963	1,138,088
OPERATING EXPENSES:
Partner distribution expense	346,968	283,965	762,245	618,490
Processing and services	85,020	56,547	218,674	157,868
Sales and marketing	78,288	66,802	189,408	150,516
Costs of products sold	44,172	30,575	110,917	86,357
General and administrative	25,156	17,715	66,856	50,830
Transition and acquisition	1,774	2,111	2,134	2,111
Amortization of acquisition intangibles	8,866	3,056	19,705	3,349
Change in fair value of contingent consideration	(3,722)	(13,485)	(3,722)	(14,740)
Total operating expenses	586,522	447,286	1,366,217	1,054,781
OPERATING INCOME	72,355	73,894	78,746	83,307
OTHER INCOME (EXPENSE):
Interest income and other income (expense), net	(310)	(191)	(184)	241
Interest expense	(3,566)	—	(5,647)	—
INCOME BEFORE INCOME TAX EXPENSE	68,479	73,703	72,915	83,548
INCOME TAX EXPENSE	25,646	24,530	27,490	29,862
NET INCOME BEFORE ALLOCATION TO NON-CONTROLLING INTERESTS	42,833	49,173	45,425	53,686
Add: Net (income) loss attributable to non-controlling interests (net of tax)	(116)	99	122	418
NET INCOME ATTRIBUTABLE TO BLACKHAWK NETWORK HOLDINGS, INC.	$42,717	$49,272	$45,547	$54,104
EARNINGS PER SHARE:
Basic – Class A and Class B	$0.80	$0.95	$0.86	$1.04
Diluted – Class A and Class B	$0.77	$0.92	$0.83	$1.02
Weighted average shares outstanding—basic	52,979	51,810	52,531	51,164
Weighted average shares outstanding—diluted	55,001	53,206	54,309	52,402

BLACKHAWK NETWORK HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	Year-end 2014	Year-end 2013
ASSETS
Current assets:
Cash and cash equivalents	$911,615	$550,380
Restricted cash	5,000	—
Settlement receivables, net	526,587	813,448
Accounts receivable, net	181,431	126,369
Deferred income taxes	38,456	20,145
Other current assets	95,658	67,474
Total current assets	1,758,747	1,577,816
Property, equipment and technology, net	130,008	79,663
Intangible assets, net	170,957	98,689
Goodwill	331,265	133,521
Deferred income taxes	1,678	727
Other assets	93,086	90,678
TOTAL ASSETS	$2,485,741	$1,981,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Settlement payables	$1,383,481	$1,484,047
Consumer and customer deposits	133,772	54,915
Accounts payable and accrued operating expenses	117,118	99,499
Current portion of note payable	11,211	—
Notes payable to Safeway	27,678	—
Other current liabilities	102,352	81,270
Total current liabilities	1,775,612	1,719,731
Deferred income taxes	45,375	24,488
Note payable	362,543	—
Other liabilities	14,432	8,711
Total liabilities	2,197,962	1,752,930
Stockholders’ equity:
Preferred Stock	—	—
Class A common stock	13	12
Class B common stock	41	41
Additional paid-in capital	137,916	107,139
Treasury stock	—	(126)
Accumulated other comprehensive loss	(19,470)	(2,873)
Retained earnings	162,439	116,975
Total Blackhawk Network Holdings, Inc. equity	280,939	221,168
Non-controlling interests	6,840	6,996
Total stockholders’ equity	287,779	228,164
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,485,741	$1,981,094

BLACKHAWK NETWORK HOLDINGS, INC.CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013
OPERATING ACTIVITIES:
Net income before allocation to non-controlling interests	$45,425	$53,686
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property, equipment and technology	28,548	21,662
Amortization of intangibles	24,371	6,817
Amortization of program development costs	24,451	21,039
Employee stock-based compensation expense	15,365	8,524
Distribution partner mark-to-market expense	1,312	8,598
Change in fair value of contingent consideration	(3,722)	(14,740)
Reversal of reserve for patent litigation	(3,852)	—
Excess tax benefit from stock-based awards	(2,730)	(2,411)
Deferred income taxes	(11,825)	(1,053)
Other	5,048	4,317
Changes in operating assets and liabilities:
Settlement receivables	276,413	(289,974)
Settlement payables	(86,005)	239,667
Accounts receivable, current and long-term	(33,998)	(21,327)
Prepaid expenses and other current assets	(2,280)	(4,827)
Other assets	(28,379)	(37,160)
Consumer and customer deposits	35,096	714
Accounts payable and accrued operating expenses	942	27,235
Other current and long-term liabilities	18,976	11,148
Income taxes, net	(16,852)	(3,665)
Net cash provided by operating activities	286,304	28,250
INVESTING ACTIVITIES:
Change in overnight cash advances to Safeway	—	495,000
Expenditures for property, equipment and technology	(39,709)	(30,010)
Business acquisitions, net of cash received	(237,605)	(149,370)
Sale of trading securities	—	29,749
Change in restricted cash	(5,000)	8,968
Other	(499)	(650)
Net cash provided by (used in) investing activities	(282,813)	353,687

Continued on next page

BLACKHAWK NETWORK HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013
FINANCING ACTIVITIES:
Dividends paid	(83)	(145)
Proceeds from issuance of note payable	375,000	—
Payments of costs for issuance of note payable	(3,783)	—
Borrowings under revolving line of credit	215,000	—
Repayments on revolving line of credit	(215,000)	—
Proceeds from note payable to Safeway	27,678	—
Repayment of debt assumed in business acquisitions	(41,984)	—
Payments for acquisition liability	—	(5,615)
Payments for initial public offering costs	—	(4,694)
Reimbursements for initial public offering costs	—	5,540
Proceeds from issuance of common stock from exercise of employee stock options and employee stock purchase plans	9,080	3,548
Other stock-based compensation related	(863)	(1,023)
Excess tax benefit from stock-based awards	2,730	2,411
Other	(44)	435
Net cash provided by financing activities	367,731	457
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(9,987)	(4,679)
DECREASE IN CASH AND CASH EQUIVALENTS	361,235	377,715
CASH AND CASH EQUIVALENTS—Beginning of year	550,380	172,665
CASH AND CASH EQUIVALENTS—End of year	$911,615	$550,380

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments during the year for:
Interest paid (net of amounts capitalized)	$4,596	$—
Income taxes paid	$28,828	$29,658
Spin-Off income taxes paid funded by Safeway	$27,678	$—

Noncash investing and financing activities:
Financing of business acquisition with stock	$1,595	$—
Financing of business acquisition with contingent consideration	$13,100	$—
Conversion of income tax payable and deferred taxes to additional paid-in capital	$1,807	$2,172

BLACKHAWK NETWORK HOLDINGS, INC.
SUPPLEMENTAL INFORMATION
(In thousands except percentages, average transaction value and per share amounts)
(Unaudited)
TABLE 1: OTHER OPERATIONAL DATA

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Transaction dollar volume	$6,217,572	$4,657,425	$13,539,495	$9,914,403
Transaction count	142,607	117,426	297,163	241,801
Average transaction value	$43.60	$39.66	$45.56	$41.00
Prepaid and processing revenues as a % of transaction dollar volume	9.3%	9.8%	9.3%	10.0%
Partner distribution expense as a % of prepaid and processing revenues	59.8%	62.0%	60.3%	62.5%

TABLE 2: RECONCILIATION OF NON-GAAP MEASURES

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Adjusted operating revenues:
Total operating revenues	$658,877	$521,180	$1,444,963	$1,138,088
Issuing bank contract amendment	—	—	—	—
Partner distribution expense	(346,968)	(283,965)	(762,245)	(618,490)
Adjusted operating revenues	$311,909	$237,215	$682,718	$519,598
Adjusted EBITDA:
Net income before allocation to non-controlling interests	$42,833	$49,173	$45,425	$53,686
Interest and other income	310	191	184	(241)
Interest expense	3,566	—	5,647	—
Income tax expense	25,646	24,530	27,490	29,862
Depreciation and amortization	20,766	11,516	52,919	28,479
EBITDA	93,121	85,410	131,665	111,786
Adjustments to EBITDA:
Employee stock-based compensation	5,596	3,245	15,365	8,524
Distribution partner mark-to-market expense	1,400	1,637	1,312	8,598
Issuing bank contract amendment adjustment	—	—	—	—
Change in fair value of contingent consideration	(3,722)	(13,485)	(3,722)	(14,740)
Adjusted EBITDA	$96,395	$76,807	$144,620	$114,168
Adjusted EBITDA margin:
Total operating revenues	$658,877	$521,180	$1,444,963	$1,138,088
Operating income	$72,355	$73,894	$78,746	$83,307
Operating margin	11.0%	14.2%	5.4%	7.3%
Adjusted operating revenues	$311,909	$237,215	$682,718	$519,598
Adjusted EBITDA	$96,395	$76,807	$144,620	$114,168
Adjusted EBITDA margin	30.9%	32.4%	21.2%	22.0%
Adjusted net income:
Income before income tax expense	$68,479	$73,703	$72,915	$83,548
Employee stock-based compensation	5,596	3,245	15,365	8,524
Distribution partner mark-to-market expense	1,400	1,637	1,312	8,598
Issuing bank contract amendment adjustment	—	—	—	—
Change in fair value of contingent consideration	(3,722)	(13,485)	(3,722)	(14,740)
Amortization of intangibles	10,169	4,533	24,371	6,817
Adjusted income before income tax expense	81,922	69,633	110,241	92,747
Income tax expense	25,646	24,530	27,490	29,862
Tax expense on adjustments	4,664	2,128	13,684	5,526
Adjusted tax expense before realization of cash tax benefits	30,310	26,658	41,174	35,388
Reduction in cash taxes payable from amortization of spin-off tax basis step-up	(10,004)	—	(22,510)	—
Reduction in cash taxes payable from amortization of acquisition intangibles and utilization of acquired NOLs	(2,600)	(1,331)	(4,831)	(1,331)
Adjusted tax expense	17,706	25,327	13,833	34,057
Adjusted net income before allocation to non-controlling interests	64,216	44,306	96,408	58,690
Add: Net (income) loss attributable to non-controlling interests (net of tax)	(116)	99	122	418
Adjusted net income attributable to Blackhawk Network Holdings, Inc.	$64,100	$44,405	$96,530	$59,108

TABLE 2: RECONCILIATION OF NON-GAAP MEASURES (continued)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Adjusted EPS:
Net income attributable to Blackhawk Network Holdings, Inc.	$42,717	$49,272	$45,547	$54,104
Income allocated to participating securities	(151)	(271)	(226)	(692)
Net income available for common shareholders	$42,566	$49,001	$45,321	$53,412
Diluted weighted average shares outstanding	55,001	53,206	54,309	52,402
Diluted earnings per share	$0.77	$0.92	$0.83	$1.02
Adjusted net income attributable to Blackhawk Network Holdings, Inc.	$64,100	$44,405	$96,530	$59,108
Adjusted income attributable to participating securities	(226)	(243)	(429)	(749)
Adjusted net income available for common shareholders	$63,874	$44,162	$96,101	$58,359
Diluted weighted average shares outstanding	55,001	53,206	54,309	52,402
Adjusted diluted earnings per share	$1.16	$0.83	$1.77	$1.11

TABLE 3: RECONCILIATION OF GAAP CASH FLOW TO FREE CASH FLOW

A significant portion of gift card sales occurs in late December of each year as a result of the holiday selling season. The timing of December holiday sales, cash inflows from our distribution partners and cash outflows to our content providers results in significant but temporary increases in our Cash, cash equivalents and restricted cash, Settlement receivables and Settlement payables balances at the end of each fiscal year relative to normal daily balances. As a result, the year over year comparison of cash generated by operating activities and total changes in cash can vary significantly. In light of this effect on interim periods, set forth below is a calculation of “free cash flow” which we calculate as the net cash flow from operating activities adjusted to exclude the impact from changes in Settlement payables and Settlement receivables, less expenditures for property, equipment and technology. Cash from the sale of prepaid products is held for a short period of time and then remitted, less our commissions, to our content providers, and is significantly impacted by the portion of gift card sales that occur in late December. Because this cash flow is temporary and highly seasonal, it is not available for other uses, and it is therefore excluded from our calculation of free cash flow. Free cash flow provides information regarding the cash that our business generates in interim periods without the fluctuations resulting from the timing of cash inflows and outflows from gift card sales in late December, which we believe is useful to understanding our business.

	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013
Net cash flow provided by operating activities, as reported	$286,304	$28,250
Changes in settlement payables and consumer and customer deposits, net of settlement receivables	(225,504)	49,593
Net cash flow from operating activities, as adjusted	60,800	77,843
Expenditures for property, equipment and technology	(39,709)	(30,010)
Free cash flow	21,091	47,833
Add back: Safeway cash tax payment reimbursed	27,678	—
Pro forma free cash flow	$48,769	$47,833